EXHIBIT 99


                        PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OH 45750
                                                          www.peoplesbancorp.com

NEWS RELEASE


FOR IMMEDIATE RELEASE            Contact: Mark F. Bradley
---------------------                     President and Chief Executive Officer
January 27, 2006                          (740) 373-3155



                  PEOPLES BANK TO OPEN NEW FULL-SERVICE OFFICE
                               IN LANCASTER, OHIO
   --------------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bank, a subsidiary of Peoples Bancorp Inc. (Nasdaq: PEBO), will open a new full-service banking office in Lancaster, Ohio, which will increase Peoples Bank's Fairfield County (Ohio) locations to three full-service offices.
         Scheduled to open in May 2006, the new office will be located at the intersection of Ety Road and West Fair Avenue, and will feature a drive-up ATM and drive-through banking for added convenience.
         "Expansion in Lancaster and central Ohio is one of our strategies," said Mark F. Bradley, President and Chief Executive Officer of Peoples Bancorp Inc. "Lancaster and surrounding areas are economically vibrant, and our new office will be in the heart of continued expansion in and around Lancaster."
         The new office will focus on providing banking and related financial services to prospective and current clients in the Lancaster area. In addition to the new Ety Road office, Peoples Bank has full-service banking offices at 117 West Wheeling Street in Lancaster and 120 North Main Street in nearby Baltimore, Ohio. Peoples Bank also operates loan production offices in the central Ohio communities of Westerville and Delaware.
         "We are proud to be part of the growth in Lancaster," said Bradley. "Superior customer service is the foundation of our universal financial services offering, and we are pleased to soon be able to provide added convenience for our Lancaster customers."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 49 locations and 34 ATMs in Ohio, West Virginia, and Kentucky. Peoples Bancorp's financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples Bancorp's common shares are traded on the NASDAQ national market under the symbol "PEBO" and Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

                                 END OF RELEASE